Exhibit 5.1

                             HOGAN & HARTSON, L.L.P
                                 Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                                 (202) 637-5600
                                 (202) 637-5910


                                November 6, 1997


BY EDGAR

Board of Directors
CarrAmerica Realty Corporation
1700 Pennsylvania Avenue, N.W.
Washington, D.C.  20006


Ladies and Gentlemen:

                  We are acting as counsel to CarrAmerica Realty Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-22353) (the "Registration Statement") previously declared effective by the Securities and Exchange Commission relating to the proposed public offering and sale by the Company of its securities from time to time as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to such Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 6,000,000 Depositary Shares (the "Depositary Shares"), each representing a 1/10 fractional interest in a share of Series C Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Shares"), as described in a Prospectus Supplement dated October 30, 1997. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.  An executed copy of the Registration Statement.

                  2. The Articles of Amendment and Restatement of Articles of Incorporation of the Company, as amended, as certified by the the State Department of Assessments and Taxation of the State of Maryland (the
                      "Department") on October 30, 1997 and by the


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Board of Directors
CarrAmerica Realty Corporation
November 6, 1997
Page 2

                      Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  3. The Articles Supplementary of the Series C Cumulative Redeemable Preferred Shares, as filed with the Department on October 31, 1997 and as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  4. The Second Amendment and Restatement of Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  5. Executed copies of the Underwriting Agreement dated October 30, 1997 among the Company and the several Underwriters named therein, and the Terms Agreement dated October 30, 1997 among the Company and the several Underwriters named therein.

                  6. Deposit Agreement for the Series C Preferred Shares dated October 30, 1997 between the Company and BankBoston, N.A.

                  7. Resolutions of the Board of Directors of the Company adopted on October 30, 1997, and resolutions adopted by the Pricing Committee of the Board of Directors adopted on October 30, 1997, relating to the issuance and sale of the Series C Preferred Shares and the Depositary Shares and arrangements in connection therewith, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Maryland. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Series C Preferred Shares pursuant to the terms of the


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Board of Directors
CarrAmerica Realty Corporation
November 6, 1997
Page 3


Underwriting Agreement, and (ii) receipt by the Company of the consideration for the Depositary Shares specified in the resolutions of the Board of Directors and the Pricing Committee referred to above, the Series C Preferred Shares will be legally issued, fully paid and nonassessable under the General Corporation Law of the State of Maryland.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Company of a Current Report on Form 8-K on the date of this opinion letter, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                  We hereby consent to the filing of this opinion letter as an exhibit to the Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus dated October 30, 1997, and in the Prospectus Supplement dated October 30, 1997, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                             Very truly yours,



                                             /s/ Hogan & Hartson L.L.P.
                                             ---------------------------
                                             HOGAN & HARTSON L.L.P.